Exhibit 99.1

For more information, please contact:

Company Contact:	Investor Relations Contact:
Ms. Teresa Zhang	Mr. Athan Dounis
Chief Financial Officer	CCG Investor Relations
China Wind Systems, Inc.	Tel: +1-646-213-1916
Tel: +1-877-224-6696 x705	Email: athan.dounis@ccgir.com
Email:teresa.zhang@chinawindsystems.com	Web: http://www.ccgirasia.com
Web: http://www.chinawindsystems.com

FOR IMMEDIATE RELEASE

China Wind Systems Receives Conditional Purchase Contract to Supply Precision Components for Solar Cell Manufacturing Equipment

WUXI, Jiangsu, China, November 8, 2010 -- China Wind Systems, Inc. (Nasdaq:CWS), ("China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced that the Company was awarded a conditional purchase contract for approximately $1.0 million to supply precision manufactured subassemblies for solar cell manufacturing equipment.
The Purchase Contract is conditional upon the successful inspection and acceptance by the customer of sample units by the end of December 2010.  Upon successful inspection and acceptance of the initial components, China Wind Systems has agreed to supply initial production units for the balance of the contract during first and second quarters of 2011.

“We are excited to announce this new contract and our expansion in the solar market. We are confident we have the technical expertise to fulfill our customer’s requirements,” said Mr. Jianhua Wu, Chairman and Chief Executive Officer.  “Although the size of this contract is modest, we believe our relationship with our new customer has the potential to evolve into significant additional business.  Based on our customer’s current estimates and anticipated order flow, if this initial order proves successful, its potential purchases from China Wind on annual basis during 2011 could total between $12 million and $20 million.”

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile industry in China. With its new state-of-the-art production facility, the Company has increased its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com .. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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